Macquarie Investment Management

100 Independence Telephone (215) 255-1200
610 Market Street
Philadelphia, PA 19106-2354 UNITED STATES

POWER OF ATTORNEY

The undersigned, being a person required to file a statement under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and/or Section 30(h) of the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to the Delaware Funds by Macquarie listed below, does hereby authorize, designate and appoint each of Brian L. Murray, Jr., David F. Connor, Michael E. Dresnin, Earthen E. Johnson and Cindy Lindenberg as attorneys-in-fact to execute and file statements on Form 3, Form 4, Form 5 and any successor forms adopted by the Securities and Exchange Commission, as required by the 1934 Act and the 1940 Act and the rules thereunder, and to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon. This power of attorney shall continue in effect until the undersigned no longer has the obligation to file statements under the sections cited above, or until specifically terminated in writing by the undersigned.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 5th day of April, 2021.

H. Jeffrey Dobbs

Delaware Enhanced Global Dividend and Income Fund
Delaware Investments Dividend and Income Fund, Inc.
Delaware Investments Colorado Municipal Income Fund, Inc.
Delaware Investments National Municipal Income Fund
Delaware Investments Minnesota Municipal Income Fund II, Inc.